EXHIBIT 10.2

DATED 15 AUGUST 2025

SOHO HOUSE UK LIMITED

and

NEIL THOMSON

SERVICE AGREEMENT

EXHIBIT 10.2

CONTENTS

Clause Page

1.
DEFINITIONS AND INTERPRETATION1
2.
APPOINTMENT5
3.
TERM5
4.
DUTIES5
5.
CODE OF CONDUCT8
6.
PLACE OF WORK8
7.
HOURS OF WORK9
8.
INSIDE INFORMATION9
9.
REMUNERATION AND EXPENSES9
10.
BONUS11
11.
EQUITY INCENTIVE SCHEME12
12.
CLAWBACK12
13.
WITHHOLDING AND STATUTORY FILINGS12
14.
PENSION12
15.
BENEFITS12
16.
HOLIDAYS AND HOLIDAY PAY13
17.
SICKNESS AND ABSENCE14
18.
ADDITIONAL PAID LEAVE15
19.
TRAINING15
20.
OUTSIDE INTERESTS15
21.
CONFIDENTIAL INFORMATION16
22.
INTELLECTUAL PROPERTYRIGHTS17
23.
PROTECTED RIGHTS19
24.
PAYMENT IN LIEU OFNOTICE20

EXHIBIT 10.2

25.
TERMINATION WITHOUTNOTICE20
26.
GARDEN LEAVE22
27.
OBLIGATIONS ON TERMINATION23
28.
CEASING TO BE ADIRECTOR24
29.
RESTRICTIVE COVENANTS24
30.
NO CONFLICT26
31.
DISCIPLINARY AND GRIEVANCE PROCEDURES26
32.
DATA PROTECTION27
33.
RECONSTRUCTION AND AMALGAMATION27
34.
MISCELLANEOUS28
35.
FURTHER ASSURANCE28
36.
ENTIRE AGREEMENT29
37.
VARIATION29
38.
CONTRACTS (RIGHTSOF THIRD PARTIES) ACT 199929
39.
COUNTERPARTS29
40.
GOVERNING LAW29
41.
JURISDICTION29

EXHIBIT 10.2

THIS SERVICE AGREEMENT is made on 15 August 2025

BETWEEN:

(1)
SOHO HOUSE UK LIMITED incorporated and registered in England and Wales with company number 02864389 whose registered office is at 180 The Strand, London,

United Kingdom, WC2R 1EA (the "Company"); and

(2)
NEIL THOMSON of the address on record with the Company (the "Executive").

IT IS AGREED:

1.
DEFINITIONS AND INTERPRETATION
1.1.
In this agreement where it is appropriate in context singular words shall include the plural and vice versa. Words defined below shall have the following respective meanings:

"Board" means the board of directors of the Company from time to time or its duly authorised representative;

"Commencement Date" means 18 August 2025;

"Company Intellectual Property" means Intellectual Property Rights created by the Executive (whether jointly or alone) in the course of the Employment, whether or not during working hours or using Group Company premises or resources and whether or not recorded in material form;

"Company Sick Pay" has the meaning given in clause 17.3;

"Compensation Committee" means the Compensation Committee of the ListCo Board.

"Confidential Information" means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to any Group Company's business, products, affairs and finances for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to any Group Company's business or any of their business contacts, including in particular (by way of illustration only and without limitation):

(a)
lists and databases of Members;
(b)
details of any guests, customers and suppliers of the Company or any Group Company and any other third parties with whom the Company or any Group Company conducts business or with whom it works, including the terms of business with them and their requirements;
(c)
any information relating to the services and products offered by the Company or any Group Company including but not limited to contract terms and processes and working methods;

(d) any financial information, results and forecasts, expansion plans, business strategy, marketing plans and revenue forecasts of the Company or any Group Company;

(e) details of the employees, officers and consultants of the Company or any Group Company and of the remuneration and other benefits paid to them or details relating to their personal affairs or

EXHIBIT 10.2

those of their families;

(f) confidential reports or research commissioned by or provided to the Company or any Group Company;

(g) any trade secrets of the Company or any Group Company including know how and confidential transactions; and

(h) any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by its agents, suppliers, customers, clients or other persons;

"Cure Period" has the meaning given in clause 25.1.1;

"Customer" shall mean any person, firm or company who at the date of termination of the Employment or at any time during the 12 months immediately prior to such termination was a Member or customer of the Company or any Group Company and from whom the Company or and Group Company had obtained business and for whom the Executive had provided or arranged the provision of goods or services on behalf of the Company or any Group Company or for whom the Executive had management responsibility, at any time during the 12 months immediately prior to such termination;

"Database" has the meaning given in clause 22.10;

"Data Protection Policies" has the meaning given in clause 32.2;

"Employee Handbook " means the Employee Handbook of the Company as amended from time to time;

"Employment" means the employment of the Executive under the terms of this agreement and the schedule;

"Garden Leave" means any period in respect of which the Company has exercised its rights under clause 26;

"Group" means (i)the Company, (ii) all bodies corporate or partnerships which are from time to time a Parent of the Company or a Subsidiary of the Company or any such Parent and (iii) all bodies corporate or partnerships in which the Company or a Parent of the Company or Subsidiary of the Company or any such Parent hold an equity interest of at least ten per cent (10%);

"Group Company" means any body corporate or partnership within the Group; "Holiday Entitlement" has the meaning given in clause 16.2;

"Incapacitated" means prevented by illness, injury, accident or other incapacity or circumstances beyond the Executive's control from properly fulfilling his duties under this agreement (and "Incapacity" shall be construed accordingly);

"Insider Trading Policy" means the Insider Trading Policy of any Group Company restricting transactions in the securities of any Group Company by directors, executives and certain employees of any Group Company during certain times (such as closed periods) and setting out the procedure for obtaining clearance to deal in the securities of any Group Company. A copy of the Insider Trading Policy is available from the Chief Legal Officer of the Company;

EXHIBIT 10.2

"Intellectual Property Rights" means patents, Inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off or unfair competition, design rights, semi-conductor topography rights, database rights, Confidential Information, moral rights, proprietary rights, rights in software, rights (so far as arising) in social media accounts and user names and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"Inventions" means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium;

"Key Worker" shall mean any employee, officer, director, agency worker or consultant of the Company or any Group Company employed or engaged at the date of termination of the Employment whom the Executive has managed or with whom he has worked or had material business dealings with at any time during the period of 12 months immediately prior to the termination of the Employment;

"ListCo" means Soho House & Co Inc., a corporation incorporated and organized in Delaware;

"ListCo Board" means the board of directors of ListCo from time to time or its duly authorised representative;

"Market Abuse Regulation" means the Market Abuse Regulation (EU) 596/2014 as applicable in the European Union, and as onshored into UK law on 31 December 2020 by the UK European Union (Withdrawal) Act 2018, and any similar regulations in the United States or any other applicable jurisdiction;

"Member" shall mean any person, firm or company who is a member of any private members' club or such other business or service owned, leased and/or operated by the Company or any Group Company from time to time;

"Networking Site" shall mean Facebook, LinkedIn, X (formerly known as Twitter), Instagram, Google+ or any similar social or professional networking online sites or applications;

"Payment in Lieu" has the meaning given in clause 24.1;

"Potential Customer" shall mean any person, firm or company or potential Member or customer with whom either the Executive or any other employee of the Company or any Group Company for whom the Executive had, at the date of the negotiations, management responsibility carried out negotiations on behalf of the Company or any Group Company at any time during the period of three months immediately prior either to the start of a period of Garden Leave or to the date of termination of the Employment where there is no period of Garden Leave with a view to such person, firm or company becoming a Member or customer of the Company or of any Group Company;

"Probationary Period" shall have the meaning given in clause 3.2; "Relocation Costs" shall have the meaning given in clause 9.6.2;

"Restricted Business" shall mean the provision of private members' clubs and services and any other

EXHIBIT 10.2

part of the business of a Group Company which in either case:

(a)
is carried on by the Company or any Group Company at the date of termination of the Employment; or
(b)
was carried on by the Company or by any Group Company at any time during the period of 12 months immediately prior either to the start of a period of Garden Leave or to the date of termination of the Employment where there is no period of Garden Leave; or
(c)
is to the knowledge of the Executive to be carried out by the Company or by any Group Company at any time during the period of 12 months immediately following the date of termination of the Employment;

and which the Executive was materially concerned with or had management responsibility for or had substantial Confidential Information regarding in either case at any time during the period of 12 months immediately prior to the date of termination of the Employment;

"Restricted Supplier" means any supplier to the Company or to any Group Company with whom the Executive has had material personal contact or for whom the Executive has had managerial responsibility during the period of 12 months immediately prior to the termination of the Employment;

"Salary" means the basic salary payable to the Executive under this agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to the Executive;

"SEC" means the U.S. Securities Exchange Commission; "SSP" means statutory sick pay; and

"Subsidiary" and "Parent" shall have the meanings ascribed to "subsidiary undertaking" and "parent undertaking" respectively by section 1162 of the Companies Act 2006 or any statutory modification or re-enactment thereof but for the purposes of section 1162(2) Companies Act 2006 an undertaking shall be treated as a member of another undertaking if any interests in that other undertaking are registered in the name of (i) a person by way of security (where the first undertaking has provided the security) or (ii) a person as nominee for the first undertaking.

1.2.
The headings in this agreement are included for convenience only and shall not affect its interpretation or construction.
1.3.
References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.
1.4.
References to clauses and the parties are respectively to clauses of and the parties to this agreement.
1.5.
Save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act 1978.
1.6.
The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.

EXHIBIT 10.2

2.
APPOINTMENT
2.1.
The Company shall employ the Executive and the Executive shall be employed by the Company in the capacity of Chief Financial Officer.
2.2.
The Executive warrants that by entering into this agreement he will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him.
2.3.
The Executive warrants that he satisfies the necessary immigration requirements of and is entitled to work in the United Kingdom and will notify the Company immediately if he ceases to be so entitled during the Employment.
3.
TERM
3.1.
The Employment commenced on the Commencement Date and can, subject to the other terms of this agreement, including clause 3.2 and clause 25, be terminated at any time by either party giving six (6) months' notice in writing.
3.2.
The first three (3) months of the Employment will be a probationary period (the “Probationary Period”). During the Probationary Period, and before the Commencement Date, the Employment may be terminated on one (1) week's notice by either party or, in the case of the Company, payment in lieu of notice. The Company may, at its discretion, extend the Probationary Period for up to a further three (3) months. During the Probationary Period the Executive’s performance and suitability for continued employment will be monitored.
3.3.
The Executive's period of continuous employment began on the Commencement Date.
4.
DUTIES
4.1.
During the Employment the Executive shall:

4.1.1 be responsible directly to the Chief Executive Officer, the Board and the ListCo Board;

4.1.2 serve the Company and any Group Company as Chief Financial Officer and shall additionally without further remuneration perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in him by his manager or the Board and/or the ListCo Board, whether relating to the Company or any Group Company;

4.1.3 use his best endeavours to promote, protect, develop and extend the Company's business and the business of any other Group Company;

4.1.4 unless prevented by Incapacity devote the whole of his time and attention, endeavours and abilities to promoting the interests of the Company and of the Group and shall not engage in any activity which it is reasonably foreseeable may be or may become harmful to or contrary to the interests of the Company or of the Group;

4.1.5 observe and comply, as applicable, with the Market Abuse Regulation, all U.S. federal and state securities laws and all lawful and reasonable requests, instructions, resolutions and regulations of the Board and/or the ListCo Board and give to them such explanations information and assistance as they may reasonably require, including in relation to the dealing in the securities of any Group Company including the Insider Trading Policy;

EXHIBIT 10.2

4.1.6 be open, cooperative and comply with all applicable laws and regulations, including but not limited to, any compliance manual or code of ethics as may from time to time be adopted by the Company or any Group Company in respect of any dealings or proposed dealings on behalf of the Company or any Group Company;

4.1.7 report to the Board and/or the ListCo Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees which he becomes aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996;

4.1.8 work such hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of his duties;

4.1.9 comply with the Company's and the Group's anti-corruption and bribery policy and related procedures; and

4.1.10 observe and comply with all Group policies applicable to Executive as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and the Insider Trading Policy.

The Company shall ensure that all Company and Group policies, codes and procedures will be made readily available to the Executive.

4.2.
If the Executive is appointed as a director of the Company or any Group Company from time to time, he shall, in addition to his obligations under clause 4.1:

4.2.1 in the discharge of his duties and the exercise of his powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and/or the ListCo Board;

4.2.2 observe and comply with the articles of association or bylaws, as applicable (as amended from time to time) of any Group Company of which he is a director;

4.2.3 act in accordance with all statutory, fiduciary and common law duties that he owes to the Company and any Group Company (including those contained in the Companies Act 2006) in a proper, loyal and efficient manner to the best of his ability and use his best endeavours to maintain, develop and extend the business of the Company and of the Group;

4.2.4 refrain from doing anything which would cause him to be disqualified from acting as a director;

4.2.5 not without the prior written consent of the Board and/or the ListCo Board pledge the credit of the Company or any Group Company other than in accordance with the applicable Group policy; and

4.2.6 report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Board and/or the ListCo Board immediately on becoming aware of it.

4.3 Subject to all applicable laws and, in the case of serving on the ListCo Board, election by ListCo's stockholders, the Executive shall accept (if offered) appointment as a director of the Company or any Group Company with or without such further remuneration and/or executive powers as the Board and/or

EXHIBIT 10.2

the ListCo Board shall decide in their absolute discretion.

4.4 The Executive must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Executive must immediately report to the Board and the ListCo Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

4.5 The Executive shall comply with any rules, policies and procedures set out in the Employee Handbook, a copy of which has been given to the Executive. The Employee Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Employee Handbook, this agreement shall prevail. The rules, policies and procedures contained in the Employee Handbook may be modified, replaced or withdrawn at any time in the Company's absolute discretion. For the avoidance of doubt, breach of any of the Company's rules, policies or procedures may result in disciplinary action, including in serious cases summary dismissal.

4.6 All documents, manuals, hardware and software provided for the Executive's use by the Company or any other Group Company, and any data or documents (including copies) produced, maintained or stored on any Group Company's computer systems or other electronic equipment (including mobile phones), remain the Company's (or the applicable Group Company's) property.

4.7 The Executive shall comply with any of the Company's and the Group's rules, policies and procedures relating to complimentary memberships, discounts, rebates, commissions and any other forms of gifts or gratuities contained in the Employee Handbook from time to time (including but not limited to the Company's gift policy and anti-corruption and bribery policies and related procedures) and the Company's related party policy in place from time to time.

5. CODE OF CONDUCT

5.1 The Executive must act professionally at all times when representing the Company or any Group Company whether during work, at work-related or work-sponsored events, or otherwise.

5.2 The Executive must comply in full at all times with the Company's Code of Conduct. The Code of Conduct, and further details of the Company's expectations of the Executive as a senior leader in the business, can be found in the Employee Handbook.

5.3 Failure by the Executive to comply in any way whatsoever with the Company's Code of Conduct will result in appropriate disciplinary action being taken against the Executive, which may result in the termination of the Employment. Examples of acts which violate the Company's Code of Conduct include, but are not limited to:

5.3.1 any act of sexual misconduct;

5.3.2 any act of incitement of discrimination, harassment, bullying;

5.3.3 any act of theft or fraud;

5.3.4 any act of retaliation against an employee;

5.3.5 any failure by the Executive to disclose romantic or sexual relationships with another employee or

EXHIBIT 10.2

any member;

5.3.6 any failure by the Executive to disclose any conflicts of interests with the business; and

5.3.7 the Executive participating in any other behaviour that the Company considers inappropriate (including illegal drugs, abusive language, etc.) and that may cause harm to the Executive, his colleagues, or the Members, customers or business of any member of the Group.

5.4 The Executive further agrees not to make or publish, whether directly or indirectly, any written or oral statements which could endanger any Group Company. This includes anything critical, negative, disparaging, or damaging to the integrity, reputation or goodwill of any Group Company or the employees, Members, customers and external partners of any member of the Group.

6. PLACE OF WORK

6.1 The Executive's normal place of work shall be the Company’s London Support Office located at 180 Strand, London WC2R 1EA or any other such place that the Board and/or the ListCo Board may reasonably require for the proper performance and exercise of the Executive's duties.

4.3.
The Executive agrees to travel on any Group Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of the Executive's duties under the Employment.
4.4.
During the Employment, the Executive shall not be required to work outside the UK for any continuous period of more than one (1) month.
5.
HOURS OF WORK
5.1.
The Executive's normal working hours shall be 9.00am to 6.00pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.
5.2.
The Executive's normal working hours may be varied, from time to time, in writing to the Executive by the Company.
5.3.
The parties each agree that the nature of the Executive's position is such that his working time cannot be measured and, accordingly, that the Employment falls within the scope of regulation 20 of the Working Time Regulations 1998 (SI 1998/1833).
6.
INSIDE INFORMATION
6.1.
During the Employment the Executive shall comply with the Group's code of practice on dealings in securities in place from time to time, and the provisions of the Securities Exchange Act of 1934, the Market Abuse Regulation, and any other applicable laws and regulations in any jurisdiction governing insider trading relating to any Group Company and any other applicable law or regulations applying to dealings in securities of the Company or of any Group Company, and will comply with the Insider Trading Policy.
6.2.
The Executive shall not and shall procure that none of his closely associated persons (as defined in the Market Abuse Regulation) (including his spouse or civil partner and any children or step-children under

EXHIBIT 10.2

the age of 18) shall deal in any way in any securities of the Company or of any Group Company except in accordance with the Group's code of practice from time to time in relation to such dealings.
7.
REMUNERATION AND EXPENSES
7.1.
The Company shall pay to the Executive a Salary at a rate of £413,000 (four hundred and thirteen thousand British Pounds) per annum (inclusive of any fees due to the Executive by any Group Company as an officer of any Group Company). The Salary shall be inclusive of any sums receivable as director's or other officer's fees from any Group Company. The Executive acknowledges that he shall not be entitled to receive further remuneration in respect of overtime.
7.2.
The rate of Salary from time-to-time payable shall be reviewed by the Compensation Committee, which shall, in its absolute discretion, determine whether or not it shall be increased and if so the amount of that increase. There is no obligation by the Compensation Committee or the Company to award an increase.

7.3.
The Salary shall be deemed to accrue evenly from day to day at a rate of 1/260 of the Executive's annual salary and shall be payable in arrears by equal weekly instalments, two weeks retrospectively by BACS transfer (or other comparable transfer), in accordance with the Company's normal pay policy into a bank account nominated by the Executive.
7.4.
The Company may deduct from the Salary, or any other terms owed to the Executive (including but not limited to sick pay, holiday, and any Payment in Lieu), and/or require repayment from the Executive any money owed to the Company or any Group Company by the Executive, including but not limited to:
7.4.1.
any deduction/repayment which may from time to time be required or authorised by law or to which the Executive has previously signified his consent in writing; and
7.4.2.
any pension contributions, overpaid salary or other remuneration, sick pay, holiday pay or other debt or unpaid loan owed by the Executive to the Company or any employee National Insurance or other comparable social security contributions or income tax collected by the PAYE system or any other comparable deduction-at-source tax system in respect of the Executive.
7.5.
The Company shall reimburse the Executive for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by the Executive in the discharge of his duties subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Group's rules and policies relating to expenses as may be in force from time to time. If the Executive is provided with a credit or charge card by the Group this must only be used for expenses which he incurs solely in performing the duties of the Employment.
7.6.
The Company shall procure payment or reimbursement to the Executive, subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Group's rules and policies relating to expenses as may be in force from time to time, for the following:
7.6.1.
two roundtrip business class flights for the Executive between the United States and the United Kingdom in the first twelve months following the Commencement Date; and

EXHIBIT 10.2

7.6.2.
up to no more than £20,000 (twenty thousand British Pounds) for the transportation of your personal goods from the United States to your home in the United Kingdom (“Relocation Costs”).
7.7.
The first £8,000 (eight thousand British Pounds) of the Relocation Costs reimbursement shall be paid without deduction of income tax and National Insurance contributions to the extent that the Relocation Costs qualify for the exemption set out in Chapter 7 of Part 4 of the Income Tax (Earnings and Pensions) Act 2003 and Part 8 of Schedule 3 of the Social Security (Contribution) Regulations 2001 (SI 2001/1004) respectively. For the avoidance of doubt, income tax and National Insurance contributions shall be deducted from the remainder of the Relocation Costs reimbursement (if any) in the usual way.

8.
BONUS
8.1.
During the Employment, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company's annual bonus scheme as may be in effect from time to time, based on an initial target bonus opportunity of at least 50% but no more than 100% of the Salary, upon the attainment of one or more pre- established performance goals established by the ListCo Board or the Compensation Committee in its sole discretion. Any bonus payments shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned, provided that the Executive remains employed with the Group as at the payment date of such bonus subject to the terms set out at clauses 10.4 and 10.5 below.
8.2.
Any bonus payment to the Executive shall be purely discretionary and shall not form part of his contractual remuneration under this agreement. If the Company makes a bonus payment to the Executive in respect of a particular financial year of the Company, the Company shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.
8.3.
The Compensation Committee may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.
8.4.
Notwithstanding clause 10.1, the Executive shall in any event have no right to a bonus or a time-apportioned bonus if:
8.4.1.
he is not employed as at the payment date of the bonus as a result of (i) his resignation (save in circumstances where he has been constructively dismissed) or (ii) the Company terminating his employment on the grounds of his conduct, capability or breach of a material term of this agreement. For the avoidance of doubt this clause 10.4.1 shall not apply in circumstances where the Company has terminated for any other reason including redundancy;
8.4.2.
he is under notice of termination as at the payment date of the bonus by reason of (i) his resignation (save in circumstances where he has been constructively dismissed) or (ii) the Company giving notice to terminate his employment on the grounds of his conduct, capability or breach of a material term of this agreement. For the avoidance of doubt this clause 10.4.2 shall not apply in circumstances where the Company has given notice to terminate for any other reason including redundancy.
8.5.
If, at the date for payment of any bonus, the Executive is the subject of any disciplinary proceedings (which, for these purposes, includes but is not limited to any investigation that might lead to disciplinary

EXHIBIT 10.2

proceedings) payment will be withheld pending the outcome of the proceedings and the Executive will not receive the bonus if:
8.5.1.
before the conclusion of the proceedings, the Executive terminates or gives notice to terminate the Employment; or

10.5.2 the outcome of the proceedings is that the Company terminates, or gives notice to terminate, the Employment or gives the Executive a final written warning.

10.6 Any bonus payments shall not be pensionable.

11. EQUITY INCENTIVE SCHEME

With effect from the date that is one (1) year following the Commencement Date, provided the Executive is employed in good standing and not under notice of termination (whether given by the Employee or the Company) on such date, the Executive shall be eligible to participate in the Company's or ListCo's equity incentive scheme, subject to approval by the Compensation Committee and in accordance with the terms and conditions of such scheme.

9.
CLAWBACK

With the exception of the Salary, the payments to Executive pursuant to this agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company or any relevant Group Company may adopt from time to time, including without limitation any such policy or provision that the Company or any relevant Group Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd- Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

10.
WITHHOLDING AND STATUTORY FILINGS

All payments and benefits under this agreement are subject to deductions for income tax and National Insurance contributions that the Company is required by law to make.

11.
PENSION
11.1.
The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008.
11.2.
Provided that the Executive qualifies as an "eligible jobholder", he will continue to be eligible to be enrolled into the Enhanced Soho House pension scheme.
12.
BENEFITS
12.1.
Following the completion of your Probationary Period, the Executive may be provided with the following discretionary benefits during the Employment under the Company's discretionary benefits plan, subject to any rules applicable to the relevant benefit:
12.1.1.
Every House Membership;
12.1.2.
Life assurance; and

EXHIBIT 10.2

12.1.3.
Private family healthcare and dentalcare.
12.2.
Further details can be found in the Employee Handbook.

15.3 The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to the Executive.

16. HOLIDAYS AND HOLIDAY PAY

16.1 The Company's holiday year runs between 1 January and 31 December. If the Employment commences or terminates part way through a holiday year, the Executive's entitlement during that holiday year shall be calculated on a pro-rata basis.

16.2 In addition to the normal bank and public holidays applicable in England and Wales the Executive shall be entitled to 25 working days' paid holiday during each holiday year to be taken at such time as the Board or the ListCo Board may from time to time approve and paid at the rate of the Salary ("Holiday Entitlement"). Holiday Entitlement is inclusive of statutory holiday under the Working Time Regulations 1998.

16.3 Holidays shall be taken at such time or times as shall be approved in advance by the Board or the ListCo Board. Save as set out in clause 16.4, the Executive shall not without the consent of the Board or the ListCo Board carry forward any accrued but untaken Holiday Entitlement to a subsequent holiday year.

16.4 The Executive shall not carry forward any accrued but untaken Holiday Entitlement to a subsequent holiday year except as set out in the Company’s holidays policy in place from time to time which is available in the Employee Handbook, or unless the Executive has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity, paternity, adoption, shared parental, parental or parental bereavement leave. In cases of sickness absence, carry-over is limited to four (4) weeks’ holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen (18) months of the end of the relevant holiday year will be lost.

16.5 The Soho House Support Office closes between Christmas and New Year. This period includes three days which would usually be working days, however the Executive will not be required to work on these days nor take annual leave in respect of these days. In the event that the Executive is required to work on these days, any entitlement to days in lieu will be determined by the Company in its absolute discretion.

16.6 The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Employment.

16.7 Upon termination of the Employment the Executive shall, subject to clause 16.8 if appropriate, either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of his proportionate Holiday Entitlement and any sums repayable by the Executive may be deducted from any outstanding Salary or other payments due to the Executive.

16.8 If on termination of the Employment the Executive has taken in excess of his accrued Holiday Entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to him or otherwise one day's pay for each excess day.

EXHIBIT 10.2

16.9 The Company reserves the right to require the Executive to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Employment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

17. SICKNESS AND ABSENCE

17.1 If the Executive is Incapacitated he shall immediately notify a member of the Board or the ListCo Board of the reason for his absence as soon as possible on the first day of absence.

17.2 The Executive shall provide self-certification of his illness or injury in accordance with the Company's sickness policy. If the Executive is absent for more than seven working days he shall send a medical practitioner's certificate to the Company to cover the period of absence.

17.3 The Executive may be entitled to SSP if he satisfies the relevant statutory requirements. Qualifying days for SSP are Monday to Friday. The rate of SSP is set by the government in April each year. No SSP is payable for the first three consecutive days of absence. It starts on the fourth day of absence and may be payable for up to 28 weeks.

17.4 Any payment over and above SSP made by the Company during any such absence ("Company Sick Pay") will be determined by the Company in its absolute discretion. The Executive shall have no contractual right to Company Sick Pay. Company Sick Pay (if paid) will include any SSP to which the Executive may be entitled and will be reduced by the amount of any social security benefits recoverable by the Executive (whether or not recovered) in respect of the Executive's illness or injury. The Executive is not eligible to be paid Company Sick Pay in respect of absence: (a) during any Probationary Period; (b) after the Executive has given or received notice to terminate the Employment, or (c) while the Executive is the subject of any disciplinary proceedings (including but not limited to during any investigation into any complaint or allegation against the Executive and through completion of any disciplinary hearings).

17.5 The Executive agrees that at any time during the Employment he will consent, if required by the Company, to a medical examination by a medical practitioner appointed by the Company at its expense. The Executive will be asked to agree that any medical report produced may be disclosed to the Company and that the Company may discuss the contents of the report with the specialist and with the Company's advisers. All medical reports will be kept confidential. The Company may discontinue payment of any Company Sick Pay if the Executive fails to return to work immediately after a GP or other medical practitioners who has examined him states that he is fit to return to work.

17.6 If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board and/or the ListCo Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board and/or the ListCo Board may reasonably require. The Executive shall, if required by the Board and/or the ListCo

Board, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by the Executive relating to the loss of earnings for the period of the Incapacity as the Board and/or the ListCo Board may reasonably determine less any costs borne by the Executive in connection with the recovery of such damages or compensation, provided that the amount to be refunded

EXHIBIT 10.2

shall not exceed the total amount paid to the Executive by the Company in respect of the period of Incapacity.

12.3.
The Company's rights to terminate the Employment under the terms of this agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.
13.
ADDITIONAL PAID LEAVE
13.1.
The Executive may be eligible to take the certain types of paid leave specified in the Employee Handbook, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time.
13.2.
The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.
14.
TRAINING

The Company may from time to time require the Executive to undertake certain internal product, policy and compliance training, the cost of which shall be met by the Company. The Company may also make additional internal and external training opportunities available to the Executive from time to time, where the cost may be met by the Company or payable by the Executive on a voluntary basis.

15.
OUTSIDE INTERESTS
15.1.
Subject to clause 20.2,during the Employment the Executive shall not, except as the Company's representative or with the ListCo Board's prior written approval or save as disclosed by the Executive under the Director's and Officer's Questionnaire which was completed in preparation, inter alia, for the appointment of the Executive under this agreement, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation). For the avoidance of doubt, the Executive shall not become a director of any for profit entity without first receiving the approval of the ListCo Board.
15.2.
Notwithstanding clause 20.1, the Executive may hold an investment (a) in any company currently disclosed to the Company as at the date of this agreement and (b) by way of shares or other securities of not more than 3% of the total issued share capital of any company outside the Group (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.
15.3.
The Executive agrees to disclose to the Board and the ListCo Board any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may,

in the reasonable opinion of the Board and/or the ListCo Board, be considered to interfere, conflict or compete with the proper performance of the Executive's obligations under this agreement.

16.
CONFIDENTIAL INFORMATION
16.1.
The Executive acknowledges that in the course of the Employment he will have access to Confidential Information which, if disclosed, may result in the Company and the Group incurring serious financial loss or some other detriment. The Executive therefore acknowledges that the restrictions in this clause

EXHIBIT 10.2

21 are necessary for the reasonable protection of the Company, its business, the business of the Group, its and their Members, guests, customers and their respective affairs.
16.2.
The Executive shall not (except in the proper course of his duties or as otherwise expressly permitted under this agreement), either during the Employment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:
16.2.1.
any use or disclosure authorised by the Board, ListCo Board or required by law;
16.2.2.
any information which is already in, or comes into, the public domain other than through the Executive's unauthorised disclosure; or
16.2.3.
any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
16.3.
The Executive acknowledges and understands that his obligations in this clause 21 include an agreement on his part not to publish or procure or facilitate or encourage the publication of any Confidential Information in any book, newspaper, periodical or pamphlet or television broadcast, film or by way of any other medium (including any Networking Sites, blogs or the internet generally) now known or devised after the date of this agreement or by communication to any third party including a representative of the media.
16.4.
Except so far as may be necessary for the purposes of his duties, the Executive will not, without the prior written consent of management, retain or make any originals or copies of any document or material (including letters, reports, agreements, programs, magnetic or other software storage media or other documents or data of whatever nature) containing any Confidential Information. If, on the termination of the Employment, or at any time whilst the Executive is employed, the Executive is in possession of any originals or copies of such documents, media or data, the Executive will deliver the same to the Company immediately on demand. If the Executive has stored or archived any Confidential Information with a cloud based third party backup providers (such as Dropbox, iCloud, etc.), the Executive warrants that he will not attempt to recover or download such documents and will give express instructions that such documents are irretrievably deleted.
16.5.
A breach by the Executive of this clause 21 during the Employment will be regarded as gross misconduct which may result in disciplinary action up to and including summary dismissal. Further duties in respect of confidentiality are as set out in the Employee

Handbook. In signing this agreement the Executive acknowledges the importance of confidentiality to the Company and the Group, and agrees to observe his confidentiality obligations at all times.

16.6.
The Executive's obligations contained in this clause 21 shall survive in full force and effect regardless of the termination or expiration of this agreement or the Executive's access to any confidential or proprietary information and/or trade secrets.
16.7.
Discharge of the Executive's undertakings in this clause 21 shall be an obligation of executors, administrators or other legal representatives or assigns.
16.8.
The Executive recognises and agrees that a breach of any or all of the provisions of clause 21 will constitute immediate and irreparable harm to the Group's business advantage, including but not limited

EXHIBIT 10.2

to the Group's valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, the Executive acknowledges that the Company (or, if applicable any Group Company) shall therefore be entitled to equitable relief in the form of an order enjoining any further breaches by the Executive.
17.
INTELLECTUAL PROPERTY RIGHTS
17.1.
The parties acknowledge that the Executive may create Inventions (alone or jointly) in the course of the Employment and that the Executive has a special obligation to further the interests of the Company and the Group in relation to such Inventions. The Executive shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.
17.2.
The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), the Executive hereby assigns, by way of present and future assignment, any and all rights, title and interests therein to the Company.
17.3.
To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 22.2 (and except to the extent prohibited by or ineffective in law), the Executive holds such property on trust for the Company and hereby grants to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.
17.4.
To the extent that any Inventions created by the Executive (whether alone or jointly) at any time during the course of the Employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 22.2, the Executive shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm's length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The arbitrator's decision shall be final and binding on the parties and the costs of arbitration shall be borne equally by the parties.

22.5 The Executive agrees:

22.5.1 to use best endeavours to execute all such documents, both during and after the Employment, as the Company may reasonably require to vest in the Company all rights, title and interests pursuant to this agreement at the reasonable expense of the Company;

22.5.2 to use best endeavours to provide all such information and assistance and do all such further things as the Company may reasonably require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of the Company, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;

22.5.3 to use best endeavours to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights at the reasonable expense of the Company;

EXHIBIT 10.2

22.5.4 not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and

22.5.5 to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by the Executive.

22.6 As against the Company, its successors and assignees and any licensee of any of the foregoing, the Executive hereby waives all of his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

22.7 The Executive acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive's rights under the Patents Act 1977.

22.8 The Executive irrevocably appoints the Company as the Executive's attorney in the Executive's name to sign, execute, do or deliver on the Executive's behalf any deed, document or other instrument and to use the Executive's name for the purpose of giving full effect to this clause.

22.9 Rights and obligations under this agreement shall continue in force after termination of this agreement in respect of any Company Intellectual Property.

22.10 Information collated by past and current employees in the course of their employment and information purchased by the Company is stored in a database (the "Database"). The Database is the product of a significant investment in time, money and expertise. Relevant information on Members, clients, investors and other business contacts that the Executive brings to the business or acquires during the Employment will also be input into the Database. The data stored on the Database is proprietary business information, some or all of which is also confidential, belonging to the Company in which it has a legitimate business interest and which it is entitled to protect. The Company's rights in the contents of the database and the database itself are protected by copyright, contract, common law and the Copyright and Rights in Databases Regulations 1997.

17.5.
The contents of the Database may not be used for any purpose other than for the Company's proper business. The Executive is prohibited from making a copy of the database either in hard or soft copy form or to transfer any part of the database onto any other electronic media (for the avoidance of doubt, under no circumstances should the Executive transfer any part of the Database onto any social networking system without the Company's express written permission). No part of the Database should be removed from the Company's premises either in hard or soft copy form without the express written permission of the Board or the ListCo Board. Any breach of these prohibitions or any other form of misuse may result in disciplinary action up to and including dismissal. If the Executive needs to remove any details from the Database for use outside the Company's premises (save for names and a contact telephone number for a specific and legitimate business purpose), this should be approved by the Board or the ListCo Board. The Executive should direct any queries in relation to the use of the Database to the Board or the ListCo Board.
17.6.
At the end of the Employment if for any reason whatsoever the Executive has any copies or extracts of the Database in either hard copy or soft copy form these should be returned immediately to the Company, along with all other confidential information (or deleted if in electronic form) and no copies

EXHIBIT 10.2

shall be made or kept.
18.
PROTECTED RIGHTS

Nothing in this agreement is intended to, or does, prohibit the Executive from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the SEC));

(ii) engaging in other legally-protected activities; (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Executive understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive likewise understands that, in the event he files a lawsuit for retaliation by any member of the Group for reporting a suspected violation of law, he may disclose the trade secret(s) of such Group Company to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this agreement, nothing in this agreement or any of any policies or agreements of the Group or its affiliates applicable to the Executive (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Group or its affiliates or obtain their prior approval before engaging in any such communications.

19.
PAYMENT IN LIEU OFNOTICE
19.1.
Notwithstanding clause 3, the Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 24.1 and that the Company will make within 28 days a payment in lieu of notice ("Payment in Lieu") to the Executive,. This Payment in Lieu will be equal to the Salary (as at the date of termination) only which the Executive would have been entitled to receive under this agreement during the notice period referred to at clause 3 (or, if notice has already been given, during the remainder of the notice period) less income tax(es) and National Insurance. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
19.1.1.
any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
19.1.2.
any payment in respect of benefits which the Executive would have been entitled to receive during the period for which the Payment in Lieu is made; and
19.1.3.
any payment in respect of any Holiday Entitlement that would have accrued during the period for which the Payment in Lieu is made.
19.2.
The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 24.1.Nothing in this clause 24 shall prevent the Company from terminating the

EXHIBIT 10.2

Employment in breach of this agreement.
19.3.
Notwithstanding clause 24.1 the Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Employment without notice in accordance with clause 25. In that case the Company shall also be entitled to recover from the Executive any Payment in Lieu (or instalments thereof) already made.
20.
TERMINATION WITHOUTNOTICE
20.1.
The Company may also terminate the Employment with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:
20.1.1.
is in material breach of his obligations under clause 4 or 5 (save that the Company shall where reasonably possible provide the Executive with written notice of such breach, upon receipt of which the Executive shall have a period of ten (10) business days, or such other additional period as the Company shall agree, to cure such breach to the Company's satisfaction (the "Cure Period"));

25.1.2 is guilty of any gross negligence or wilful misconduct in the performance of the material duties and services required for his position with the Company, or otherwise affecting the business of any Group Company;

25.1.3 is guilty of any sexual or other unlawful harassment or misconduct;

25.1.4 is guilty of any fraud or dishonesty (whether relating to the Company or the Group) or otherwise or act in any manner which in the Board's or ListCo Board's opinion brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to any Group Company's interests;

25.1.5 commits any serious or repeated breach or non-observance of any of the provisions of this agreement, any Company or Group rules, policies or procedures (including the Company's Code of Conduct), or refuses or neglects to comply with any of the Board's or ListCo Board's reasonable and lawful directions (subject to the Cure Period);

25.1.6 is, in the reasonable opinion of the Board or the ListCo Board, negligent and incompetent in the performance of his duties (subject to the Cure Period);

25.1.7 is disqualified from acting as a company director;

25.1.8 fails or ceases to meet the requirements of any regulatory body whose consent is required to enable the Executive to undertake all or any of his duties under the Employment or is or is guilty of a serious breach of the rules, and regulations, code of practice or material instructions of such regulatory body or of any Group Company's compliance manual;

25.1.9 is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

25.1.10 is convicted of, or enters a plea of guilty or nolo contendere to, any criminal offence, felony (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or

EXHIBIT 10.2

legislation relating to insider dealing;

25.1.11 ceases to be eligible to work in the United Kingdom [and/or such other territory as is reasonably required by the Company from time to time];

25.1.12 gives any warranty given to the Company or any Group Company that is untrue or fails to satisfy any condition of the Employment (subject to the Cure Period); or

25.1.13 is guilty of a serious breach of any rules issued by the Company, ListCo or any Group Company from time to time regarding its electronic communications systems or violates any material Group policy applicable to the Executive, such as the Insider Trading Policy or the Code of Conduct (subject to the Cure Period).

25.2 The Company's rights under clause 25.1 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

26. GARDEN LEAVE

26.1 Following notice to terminate the Employment being given by the Company or the Executive or if the Executive purports to terminate the Employment in breach of contract the Company may by written notice require the Executive not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under clause 3.

26.2 During any period of Garden Leave the Executive shall:

26.2.1 continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms of any benefit arrangements;

26.2.2 remain an employee of the Company and remain bound by his duties and obligations, whether under this agreement or otherwise (including but not limited to his implied duty of fidelity), which shall continue in full force and effect;

26.2.3 not contact or deal with (or attempt to contact or deal with) save in a purely social capacity, any customer, client, Member, guest, supplier, agent, distributor, shareholder, employee, officer, professional adviser or other business contact of the Company or any Group Company without the prior written consent of the Board or the ListCo Board (except the Executive's manager and those individuals responsible for conducting any disciplinary proceedings relating to the Executive);

26.2.4 not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Board or the ListCo Board;

26.2.5 if he wishes to take holiday, agree this in advance with the Board or the ListCo Board;

26.2.6 not commence any other employment or engagement (including taking up any directorships or consultancy services);

26.2.7 not access or procure others to access any Company or Group Company computer system or

EXHIBIT 10.2

database;

26.2.8 if he is aware of any work matter within his responsibility that needs to be dealt with, inform the Board or the ListCo Board or any individuals responsible for conducting any disciplinary proceedings relating to him immediately;

26.2.9 provide such assistance as the Company or any Group Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his role or responsibilities;

20.1.2.
be available for work (whether of the nature normally performed by the Executive or of a different nature) and make himself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Company or the Group; and
20.1.3.
if requested and without claim for compensation, resign immediately from any directorships or other offices he holds within the Group.
20.2.
In the event that the Company exercises its rights under clause 26.1 of this agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions in clauses 29.2 and 29.3 of this agreement apply.
21.
OBLIGATIONS ONTERMINATION
21.1.
On termination of the Employment (however arising) or, if earlier, at the start of a period of Garden Leave, the Executive shall:
21.1.1.
resign immediately without compensation from any directorship, office, membership or trusteeship that he holds in or on any Group Company's behalf. For the avoidance of doubt, such resignations shall be without prejudice to any claims the Executive may have against the Company or any Group Company arising out of the termination of the Employment;
21.1.2.
transfer without payment to the Company or as it may direct any shares or other securities held by the Executive in any Group Company as any Group Company's nominee or trustee and deliver to the Company the related certificates;
21.1.3.
subject to clause 27.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to any Group Company's business or affairs or its business contacts, any keys, credit card and any other property of any Group Company including any car provided to the Executive, which is in his possession or under his control; and
21.1.4.
irretrievably delete any information relating to any Group Company's business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in the Executive's possession or under his control outside the Company's premises.
21.2.
Where the Executive has been placed on Garden Leave, he shall not be required by clause 27.1 to return any property provided to him as a contractual benefit for use during the Employment until such time as the Company reasonably requests that he does so.

EXHIBIT 10.2

21.3.
The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 27.1.1 and clause 27.1.2.

27.4 On termination of the Employment or any office that the Executive holds with any Group Company howsoever arising the Executive shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which he may participate which result from such termination and would otherwise have accrued during the period of notice to which the Executive is entitled under this agreement or otherwise.

27.5 With effect from the date of termination of the Employment the Executive must cease to represent himself as being in any way connected with the Company or the Group on an ongoing basis.

27.6 If the Executive fails to comply with this clause 27, the Company may withhold any or all sums payable to him until such time as he has complied with this clause 27 in full.

28. CEASING TO BE A DIRECTOR

28.1 Except with the prior approval of the Board or the ListCo Board, or as provided in the articles of association or bylaws (as applicable) of any Group Company of which the Executive is a director, the Executive shall not resign as a director of any Group Company.

28.2 If during the Employment the Executive ceases to be a director of any Group Company (otherwise than by reason of his death, resignation from employment or disqualification pursuant to the articles of association or bylaws of the relevant Group Company, as amended from time to time, or by statute or court order) the Employment shall continue with the Executive as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Executive shall have no claims in respect of such cessation of office.

29. RESTRICTIVE COVENANTS

29.1 The Executive acknowledges that following termination of the Employment he will be in a position to compete unfairly with the Company and the Group as a result of the Confidential Information, trade secrets and knowledge about the business, operations, customers (including Members), Employees and trade connections of the Company and the Group he has acquired or will acquire and through the connections that he has developed and will develop during the Employment. The Executive therefore agrees to enter into the restrictions in this clause 29 for the purpose of protecting the Company's and the Group's legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and the Group.

29.2 The Executive covenants with the Company and each other Group Company that he shall not without the prior written consent of the Board or the ListCo Board (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly, on his own behalf, or on behalf of any person, firm, or company in connection with any business which is or is intended or about to be competitive with the Restricted Business or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business:

EXHIBIT 10.2

29.2.1 for a period of twelve months after the termination of the Employment solicit or canvass the custom of any Customer;

29.2.2 for a period of twelve months after the termination of the Employment solicit or canvass the custom of any Potential Customer;

29.2.3 for a period of twelve months after the termination of the Employment deal with any Customer;

29.2.4 for a period of twelve months after the termination of the Employment deal with any Potential Customer;

29.2.5 for a period of twelve months after the termination of the Employment solicit or entice away, or attempt to entice away from the Company or any Group Company any Key Worker; and

29.2.6 for a period of twelve months after the termination of the Employment employ, offer to employ or enter into partnership with any Key Worker with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.

29.3 Subject at all times to clause 20.2, the Executive shall not without the prior written consent of the Board or the ListCo Board (such consent not to be unreasonably withheld, conditioned or delayed) for a period of twelve months after the termination of the Employment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company:

29.3.1 set up, carry on, be employed in, provide relevant services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than five per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange; and

29.3.2 endeavour to cause any person, firm or company who is at the date of termination of the Employment or at any time during the twelve months immediately prior to such termination was a Restricted Supplier to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.

29.4 The periods for which the restrictions in clauses 29.2 and 29.3 apply shall be reduced by any period that the Executive spends on Garden Leave immediately before the termination of the Employment.

29.5 The Executive shall not at any time during the Employment or after termination thereof use any name or trademark used by the Group at the date of termination of the Employment or any name likely to cause confusion with the Company or the Group in the minds of members of the public and shall not at any time after the date the Employment terminates represent himself as being employed or continuing to be connected to (other than as a shareholder if applicable) by the Company or any other Group Company.

21.4.
If, at any time during the Employment, two or more Key Workers have left their employment, appointment or engagement with the Company or any Group Company to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, the Executive will not at any time during the six months following the last date on which any of those Key

EXHIBIT 10.2

Workers were employed or engaged by the Company or the applicable Group Company, be employed or engaged in any way with that business concern.
21.5.
The Executive may be required to amend or remove any information posted on a Networking Site which is deemed to constitute a breach of this clause 29.
21.6.
The Executive must disclose the restrictions set out in this clause 29 to a prospective employer. The Executive agrees that if any person approaches him in connection with offering him employment that is or potentially may be in competition with the Company or any Group Company, then the Executive will immediately inform the Company of that approach. In the event that the Executive receives an offer of employment or request to provide services either during the Employment or during the currency of the restrictive periods set out in clauses 29.2 and 29.3, the Executive shall notify the Company, and the Executive hereby agrees that the Company may provide to such person, company or other entity making such an offer or request a full and accurate copy of this clause 29.
21.7.
The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub-clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.
22.
NO CONFLICT

Executive represents and warrants that the Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing the Executive from carrying out his responsibilities for the Group, or which is in any way inconsistent with the terms of this agreement. The Executive further represents and warrants that he shall not disclose to the Group or induce the Group to use any confidential or proprietary information or material belonging to any previous employer or others.

23.
DISCIPLINARY AND GRIEVANCE PROCEDURES
23.1.
The Executive is subject to any disciplinary and grievance procedures which the Company or the Group puts in place from time to time. Further details of these procedures can be found in the Employee Handbook and will not form part of the Executive's service agreement.
23.2.
The Board or the ListCo Board may suspend the Executive from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving the Executive or so long as is otherwise reasonable while any disciplinary procedure against the Executive is outstanding.

31.3 During any period of suspension:

31.3.1 the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement (save in circumstances where during any period of suspension the Executive is unable to participate in any part of the disciplinary proceedings by reason of Incapacity, during which time he shall receive SSP in accordance with clause 17);

31.3.2 the Executive shall remain the Company's employee and bound by the terms of this agreement;

31.3.3 the Executive shall ensure that the Board or the ListCo Board knows where the Executive will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

EXHIBIT 10.2

31.3.4 the Board or ListCo Board may exclude the Executive from his place of work or any of any Group Company's other premises; and

31.3.5 the Board or ListCo Board may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

32. DATA PROTECTION

32.1 The Company will collect and process information relating to the Executive in accordance with the data protection privacy notice which will be provided to him.

32.2 The Executive shall comply with any applicable policies and procedures pertaining to data protection and privacy as may be implemented by the Company or the Group and notified to the Executive from time to time, (collectively, the "Data Protection Policies") and applicable data protection laws when handling personal data in the course of the Employment including personal data relating to any employee, worker, contractor, Customer, Potential Customer, client, supplier or agent of the Company or any Group Company.

32.3 Failure to comply with the Data Protection Policies may be dealt with under the Company's disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

33. RECONSTRUCTION AND AMALGAMATION

33.1 If the Employment is terminated at any time by reason of the reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company, any Group Company or any such undertaking arising out of or connected with the termination.

33.2 The appointment of the Executive as a director of the Company or any Group Company does not amount to a term of employment and the Company reserves the right to remove the Executive from any such directorship at any time for any reason, provided that it exercises its right reasonably. Where the Company exercises this right reasonably, this shall not amount to a breach of this agreement and shall not give rise to a claim for damages or compensation.

34. MISCELLANEOUS

34.1 If the Executive is appointed as a director of the Company or any Group Company then, during the term of such appointment and for six years following its termination the Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other members of the Board or ListCo Board. The Company shall grant the Executive a deed of indemnity against certain liabilities that may be incurred as a result of the Executive's office to the extent permitted by section 234 of the Companies Act 2006.

34.2 Notices may be given by either party by personal delivery or by letter or email message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter shall be deemed to have been given 48 hours after posting. Any notice given to the Company by email may be sent to the normal business

EXHIBIT 10.2

email address of the General Counsel of the Company or such other address as shall be notified by the Company and any notice given to the Executive by email may be sent to the Executive's usual email address or such other email address as may be agreed between the Executive and the Company from time to time and any notice given by email shall be deemed to have been given one hour after it was sent, save that any such email shall not be deemed to have been so given in the event of receipt by the sender of an automatic "bounce- back" or "no-delivery" response from the recipient.

34.3 There are no collective agreements in force which affect the terms and conditions of the Employment.

34.4 If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect. If any provision of this agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

34.5 If the Executive is appointed as a director of any Group Company, the Executive consents to such Group Company making his service contract with such Group Company (as defined in the Companies Act 2006) available for inspection in compliance with that Act.

35. FURTHER ASSURANCE

35.1 Both parties shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this agreement.

36. ENTIRE AGREEMENT

36.1 This agreement, together with the documents referred to in it constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes cancels and nullifies any previous agreement between the parties relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

36.2 Each of the parties acknowledges and agrees that in entering into this agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this agreement.

36.3 Nothing in this clause 35 shall operate to exclude any liability for fraud.

37. VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

24.
CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
24.1.
All Group Companies shall have the benefit of and the right to enforce all the provisions of this agreement (and, save in the case of the Company, without having the obligation to perform any of the obligations under this agreement).

EXHIBIT 10.2

24.2.
Subject to clause 38.1, a person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.
25.
COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

26.
GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

27.
JURISDICTION

Each party irrevocably agrees that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

EXHIBIT 10.2

Signature page to follow

EXHIBIT 10.2

IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement.

Executed as a deed by )

SOHO HOUSE UK LIMITED )

acting by ANDREWCARNIE, )

a director )

in the presence of a witness; )

Signature: /s/ Andrew Carnie_______

Director On behalf of SOHO HOUSE UK LIMITED

Witness signature: /s/ Ben Nwaeke___________

Witness name: Ben Nwaeke____________

(block capitals)

Witness address: 180 The Strand, London, WC2R 1EA

Signed as a deed by NEIL THOMSON )

in the presence of a witness )

Signature: /s/ Neil Thomson__________

NEIL THOMSON

Witness signature: /s/ Greg Russell______________

Witness name: Greg Russell________________

(block capitals)

Witnessaddress: ……………………………